FOR IMMEDIATE RELEASE:  Wednesday, May 21, 2003

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

MITY ENTERPRISES, INC. ANNOUNCES RESULTS
FOR FOURTH FISCAL QUARTER AND YEAR END


OREM, UTAH -- Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the fourth quarter and fiscal year ended March 31, 2003.

Net sales for the fourth quarter totaled $8.5 million compared to $8.8 million a year ago, a decrease of 3.6 percent. Net income for the quarter was $851,000 compared to net income in last year's fourth quarter of $933,000. Basic and diluted earnings per share from continuing operations for the recent quarter were $0.21 and $0.20, respectively. That compares with basic and diluted earnings per share from continuing operations for the previous year's fourth quarter of $0.19 and $0.18 respectively.

For the fiscal year ended March 31, 2003, net sales totaled $40.2 million, relatively flat as compared with $40.1 million a year ago. Net income from continuing operations for the fiscal year was $4.1 million, a decrease of 7.7 percent from $4.4 million in the previous year. Basic and diluted earnings per share from continuing operations for the fiscal year were $0.90 and $0.86, respectively. These compare with basic and diluted earnings per share from continuing operations of $0.86 and $0.85, respectively, for the prior year period.

"Despite a slow fourth quarter and the uncertainties in the overall economy, we feel like we had some bright spots in the fiscal year" said Nielson. "We saw growth for the year in our multipurpose room chair lines. Broda grew 7 percent for the year by continuing to penetrate the U.S. market and gaining market share. Although research and development expenses were unusually high during the quarter, we believe that we are well positioned to launch our next generation of multipurpose room tables and a new line of stacking chairs."

"After a strong showing at the beginning of the fourth fiscal quarter," noted Paul R. Killpack, chief financial officer of MITY Enterprises, "net sales slowed, likely due to uncertainty related to the war in Iraq and weaknesses in the economy, as net sales finished down 3.6%. However, the good news is that we still outpaced industry norms as the furniture industry saw double digit declines. Also, with the end of the war, bookings are picking up and sales for our June quarter should exceed last year's first quarter by as much as 5 to 10 percent."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have Windows Media Player. If you do not have Windows Media Player or would like the most current version, go to http://windowsmedia.com prior to the call, where you can download Windows Media Player. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite and Broda tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mitylite.com.

This press release contains forward-looking statements related to (i) the Company's belief that bookings are picking up and that sales for the June quarter should be 5 to 10 percent higher than last year's numbers for the same period, and (ii) that we are well positioned to launch our next generation of multipurpose room tables and a new line of stacking chairs. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from current world tensions and U.S. military actions and their potential impact on the company's operations; (ii) the continued general downturn in the furniture industry and its potential impact on the company's operations; (iii) uncertainty about market acceptance of any new products introduced by the Company; (iv) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (v) lack of available capital and other resources to develop or acquire and commercialize new products; (vi) regulatory changes adversely affecting the Company's healthcare seating segment, and (vii) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission.
All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

                                - more -

                          MITY ENTERPRISES, INC.
                      UNAUDITED FINANCIAL HIGHLIGHTS

                                             THREE MONTHS ENDED
                                                 MARCH 31,
                                           2003           2002
                                       ------------   ------------
Net sales                              $  8,499,000   $  8,818,000

Income from continuing operations         1,201,000      1,442,000

Net income                                  851,000        933,000

Basic earnings per share                      $0.21          $0.19

Weighted average number of common
  shares - basic                          4,117,848      5,000,343

Diluted earnings per share                    $0.20          $0.18

Weighted average common and common
  equivalent shares - diluted             4,301,787      5,209,853



                                             FISCAL YEAR ENDED
                                                 MARCH 31,
                                           2003           2002
                                       ------------   ------------
Net sales                               $40,210,000    $40,094,000

Income from continuing operations         6,291,000      6,807,000

Net income from continuing operations     4,063,000      4,403,000

Net income                                4,808,000        876,000

Basic earnings per share from
  continuing operations                       $0.90          $0.86

Basic earnings per share                      $1.07          $0.17

Weighted average number of common
  shares - basic                          4,501,342      5,071,125

Diluted earnings per share from
  continuing operations                       $0.86          $0.85

Diluted earnings per share                    $1.02          $0.17

Weighted average common and common
  equivalent shares-diluted               4,711,420      5,208,924

                                       ###